InternetStudios.Inc
1601 Cloverfield Boulevard
Santa Monica, California
90403

Dominique Bigle
269 South Beverly Drive
Beverly Hills 90212
California

April 27, 2004

RE: Asset Purchase Agreement Addendum

Dear Dominique,

We refer to our agreement dated of January 19th 2004, between InternetStudios.com, Inc. ("Buyer") and you ("Seller") with respect to the purchase of certain assets (the "Agreement"). This letter will serve to set forth the terms under which we have agreed to amend the Agreement as follows.

1) Pursuant to paragraph 2.1.1 of the Agreement, Seller hereby agrees to reduce the cash consideration payable under the Agreement to USD $140,000.

2) Seller hereby acknowledges receipt from Buyer of the total sum of $140,000 as full cash consideration for the purchase of the assets.

3) Buyer agrees and shall take steps to cause a registration statement to be filed within a period of 60 days from the date hereof in order to register the common shares (the "Shares") previously delivered to Seller pursuant to paragraph 2.1.2 of the Agreement. Buyer acknowledges that the Shares may be subject to certain re-sale restrictions by virtue of Seller's status as an officer or director of the Buyer.

4) Buyer and Seller agree to enter into an interim consulting agreement (the "Consulting Agreement Annex 1") providing for the year services. The Consulting agreement will be replaced by a management agreement upon completion of the current financing and placement of securities being offered by Buyer.

5) The Agreement as amended shall continue in full force and effect.

If the above is consistent with your understanding of our agreement then kindly so indicate by signing below.

Yours Very Truly

/s/ Robert MacLean

Robert MacLean

Chairman

Agreed to this 27th day of April, 2004

/s/ Dominique Bigle

Dominique Bigle